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                                                                    EXHIBIT  11


                           GENERAL HOST CORPORATION

            ADDITIONAL EARNINGS PER SHARE INFORMATION (UNAUDITED)

                   (In thousands, except per share amounts)



                                            Twelve Weeks Ended        Twenty-Eight Weeks Ended
                                            ----------------------    ------------------------
                                            August 13,  August 14,      August 13,  August 14,
                                              1995        1994            1995        1994
                                            ----------  ----------   -----------  ------------
Earnings (loss) for full d
     Net income (loss)                     $  (2,915)     $  (3,373)      $  8,119    $   6,058
     Add interest on 8% Convertible
     Debentures, net of tax effect             1,116          1,200          2,604        2,800
                                           ---------      ---------       --------    ---------
     Income (loss), as adjusted            $  (1,799)     $  (2,173)      $ 10,723    $   8,858
                                           =========      =========       ========    =========

Shares used for calculating primary
     earnings per share                       22,145         22,157         22,143       22,127
     Additional shares resulting from
     assumed conversion of 8% Convertible
     Debentures                                6,908          6,908          6,908        6,908
     Additional shares resulting from
     assumed exercise of stock options            37              0              4            0
                                           ---------      ---------       --------    ---------
                                              29,090         29,065         29,055       29,035
                                           =========      =========       ========    =========
Fully diluted earnings (loss) per share    $    (.06)(1)  $    (.07)(1)   $    .37(1) $     .31(1)
                                           =========      =========       ========    =========




(1)  This calculation is submitted in accordance with Regulation S-K item 601
     (b)(11) although it is contrary to paragraph 40 of APB Opinion 15 because it produces an anti-dilutive result.